Filed Pursuant to Rule 424(b)(5)

Registration No. 333-252386

PROSPECTUS SUPPLEMENT

(To the Prospectus Dated February 2, 2021)

2,500,000 Shares
Common Stock

BioVie Inc.

We are offering 2,500,000 shares of Class A common stock, $0.0001 par value per share, which we refer to as our common stock. The purchase price for each share is $8.00.

The common stock is listed on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “BIVI.” On August 6, 2021, the last reported sale price of the common stock was $12.86 per share on the Nasdaq.

Investing in the common stock involves a high degree of risk. Before buying any common stock, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page S-3 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$8.00	$20,000,000
Underwriting discounts and commissions(1)	$0.32	$800,000
Proceeds to us, before expenses	$7.68	$19,200,000

(1)      We refer you to “Underwriting” beginning on page S-28 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to 375,000 additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the common stock to purchasers on or about August 11, 2021.

ThinkEquity
a division of Fordham Financial Management, Inc.

The date of this prospectus supplement is August 8, 2021

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are parts of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may sell from time to time an unspecified amount of any combination of securities described in the accompanying prospectus in one or more offers such as this offering. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement provides you with specific information about the common stock we are offering. Both this prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus” we are referring to the accompanying prospectus.

This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. To the extent the information in this prospectus supplement is different from that in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the caption “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus, before investing in the common stock.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we submit to it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Information contained in this prospectus supplement and the accompanying prospectus and information that we submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously submitted information. We incorporate herein by reference the documents listed below that we have furnished to the SEC:

●	our annual report on Form 10-K for the fiscal year ended June 30, 2020 filed with the SEC on August 6, 2020, as amended by Amendment No.1 thereto on Form 10-K/A filed on August 7, 2020 (the “2020 10-K”);

●	our quarterly reports on Form 10-Q for the quarters ended September 30, 2020, December 31, 2020 and March 31, 2021 filed with the SEC on November 5, 2020, January 29, 2021 and May 10, 2021, respectively;

●	our definitive information statement on Schedule 14C filed with the SEC on May 20 , 2021; and

●	our current reports on Form 8-K filed with the SEC on September 23, 2020, April 27, 2021, May 10, 2021, June 11, 2021 and August 5, 2021.

As you read the above documents or other documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in this prospectus supplement or in the most recent document incorporated by reference herein.

To obtain copies of documents incorporated by reference herein or in the accompanying prospectus, see “Where You Can Find More Information” in the accompanying prospectus. In addition, upon written or oral request, we will provide to any person, at no cost to such person, including any beneficial owner to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus. You may make such a request by writing or telephoning us at the following address or telephone number:

BioVie Inc.
2120 Colorado Avenue, #230
Santa Monica, CA 90404
Tel: (310) 444-4300

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. Such forward-looking statements concern our anticipated results and progress of our operations in future periods, planned exploration and, if warranted, development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “may,” “will,” “could,” “leading,” “intend,” “contemplate,” “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements. Forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include, but are not limited to, statements with respect to:

- our limited operating history and experience in developing and manufacturing drugs;

- none of our products are approved for commercial sale;

- our substantial capital needs;

- product development risks;

- our lack of sales and marketing personnel;

- regulatory, competitive and contractual risks;

- risks related to our intellectual property rights;

- the absence of liquidity in our common stock;

- the risk of substantial dilution from future issuances of our equity securities; and

- the other risks set forth herein and in the documents incorporated by reference herein under the caption “Risk Factors.”

You should not place undue reliance on forward-looking statements, which speak only as of the date that they were made. Moreover, you should consider these cautionary statements in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to forward-looking statements after completion of this offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus supplement and the documents incorporated by reference might not occur, and are not guarantees of future performance.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere in this prospectus supplement or the documents incorporated by reference herein. This summary is not complete and does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus, including each of the documents incorporated by reference herein or therein, carefully, including the “Risk Factors” and “Forward-Looking Information” sections of this prospectus supplement, and “Risk Factors” in our 2020 Form 10-K which is incorporated herein by reference.

Overview

BioVie Inc. is a clinical-stage company developing innovative drug therapies to overcome unmet medical needs in chronic debilitating conditions.

In liver disease, our Orphan Drug candidate BIV201 (continuous infusion terlipressin) is being developed as a future treatment option for patients suffering from ascites and other life-threatening complications of advanced liver cirrhosis caused by NASH, hepatitis, and alcoholism. The initial target for BIV201 therapy is refractory ascites. These patients suffer from frequent life-threatening complications, generate more than $5 billion in annual treatment costs, and have an estimated 50% mortality rate within 6 to 12 months. The US Food and Drug Administration (FDA) has never approved any drugs to treat refractory ascites. A Phase 2a clinical trial of BIV201 was completed in 2019, and a multi-center, randomized and controlled Phase 2b trial is currently underway at several US medical centers including Vanderbilt University, the Mayo Clinic, and University of Pennsylvania (NCT NCT04112199). Top-line results are expected in early 2022, to be followed by a proposed single pivotal Phase 3 trial beginning in 2022. In June 2021, we received written feedback from the FDA in response to a Type B meeting request to conduct a pivotal US Phase 3 clinical trial in HRS-AKI, which is a life-threatening complication of advanced ascites. Based on the guidance received, we are revising certain elements of our proposed study and planning to initiate this study in late 2021.

In neurodegenerative disease, BioVie acquired the biopharmaceutical assets of NeurMedix, Inc., a privately held clinical-stage pharmaceutical company, in June 2021. The acquired assets include NE3107, a potentially selective inhibitor of inflammatory ERK signaling which, based on animal studies is believed to reduce neuroinflammation. NE3107is a novel orally administered small molecule that inhibits inflammation-driven insulin resistance and major pathological inflammatory cascades with a novel mechanism of action. There is emerging scientific consensus that both inflammation and insulin resistance play fundamental roles in the development of Alzheimer’s and Parkinson’s Disease, and NE3107 could represent an entirely new medical approach to treating these devastating conditions affecting an estimated 6 million Americans suffering from Alzheimer’s and 1 million from Parkinson’s. The FDA has authorized a potentially pivotal Phase 3 randomized, double-blind, placebo-controlled, parallel group, multicenter study to evaluate NE3107 in subjects who have mild to moderate Alzheimer's disease (NCT04669028). We initiated this trial on August 5, 2021 and are targeting primary completion in late 2022/early 2023. In addition to Alzheimer's disease, we plan to advance NE3107 in Parkinson’s based on promising results from preclinical studies. Inflammation-driven insulin resistance is implicated in a broad range of serious diseases, including multiple myeloma and prostate cancer, and we plan to begin exploring these opportunities in the coming months using NE3107 or related compounds acquired in the NeurMedix asset purchase.

Corporate Information

Our principal executive offices are located at 2120 Colorado Avenue, Suite 230, Santa Monica, California 90404, and our telephone number at that location is (310) 444-4300. Our website address is www.biovieinc.com. The inclusion of our website address does not include or incorporate by reference into this prospectus supplement or the accompanying prospectus any information on, or accessible through, our website. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, together with amendments to these reports, are available on the "Investor Relations" section of our website, free of charge, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the U.S. Securities and Exchange Commission ("SEC").

THE OFFERING

Common stock offered by us	2,500,000 shares
Common stock to be outstanding immediately after this offering(1)	24,833,324 shares.
Over-allotment Option	The underwriters may exercise their option to purchase up to an additional 375,000 shares of common stock from us, at the public offering price less the underwriting discount within 45 days after the date of the underwriting agreement.
Use of Proceeds	We intend to use the net proceeds from the offering for general corporate purposes. See “Use of Proceeds.”
Lock-up	We have agreed, subject to certain exceptions, not to sell, offer or otherwise dispose of or transfer, directly or indirectly, any of our capital stock (including common stock) or any securities convertible into or exchangeable for our capital stock, during a period commencing on the date of this prospectus supplement and ending 60 days after execution of the underwriting agreement for the offering without the prior approval of the representative of the underwriters. In addition, certain of our directors and executive officers have agreed to similar restrictions (180 days in the case of such directors and executive officers). For more information, see “Underwriting” in this prospectus supplement.
Listing	Our common stock is listed on Nasdaq under the symbol “BIVI.”
Risk Factors	Before deciding to invest in our common stock, you should carefully review “Risk Factors” in our 2020 Form 10-K, which is incorporated by reference herein as well as “Risk Factors” in this prospectus supplement and other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

(1) Based on 22,333,324 shares of common stock outstanding as of August 4, 2021 and excludes the following:

•	755,200 shares of common stock issuable upon exercise of outstanding options at a weighted average price of $13.85 per share;
•	158,761 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $10.37 per share; and
•	375,000 shares of common stock issuable upon exercise of the underwriters’ over-allotment option.

RISK FACTORS

Investing in our common stock involves risks. In consultation with your own financial and legal advisors, you should consider carefully, among other matters, the supplemental risk factors set forth below as well as the risk factors discussed under the caption “Risk Factors” in our 2020 Form 10-K, which is incorporated herein by reference, before deciding whether an investment in the common stock is suitable for you. See “Incorporation of Certain Information by Reference” in this prospectus supplement and in the accompanying prospectus The risks and uncertainties described below and in our 2020 Form 10-K are not the only risks and uncertainties that we face. Additional risks and uncertainties that are unknown to us or that we currently think are immaterial also may impair our business operations or the market price of the common stock. This prospectus supplement and the accompanying prospectus also contain forward-looking statements that involve risks. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including risks described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Risks Relating to Our Business and Industry

We have no products approved for commercial sale, have never generated any revenues and may never achieve revenues or profitability, which could cause us to cease operations.

We have no products approved for commercial sale and, to date, we have not generated any revenue. Our ability to generate revenue depends heavily on (a) successful completion of one or more development programs demonstrating in human clinical trials that BIV201 and NE3107, our product candidates, are safe and effective; (b) our ability to seek and obtain regulatory approvals, including, without limitation, with respect to the indications we are seeking; (c) successful commercialization of our product candidates; and (d) market acceptance of our products. There are no assurances that we will achieve any of the forgoing objectives. Furthermore, our product candidates are in the development stage, and have not been fully evaluated in human clinical trials. If we do not successfully develop and commercialize our product candidates we will not achieve revenues or profitability in the foreseeable future, if at all. If we are unable to generate revenues or achieve profitability, we may be unable to continue our operations.

We are a development stage company with a limited operating history, making it difficult for you to evaluate our business and your investment.

BioVie Inc. was incorporated on April 10, 2013. We are a development stage biopharmaceutical company with potential therapies that have not been fully evaluated in clinical trials, and our operations are subject to all of the risks inherent in the establishment of a new business enterprise, including but not limited to the absence of an operating history, the lack of commercialized products, insufficient capital, expected substantial and continual losses for the foreseeable future, limited experience in dealing with regulatory issues, the lack of manufacturing experience and limited marketing experience, possible reliance on third parties for the development and commercialization of our proposed products, a competitive environment characterized by numerous, well-established and well capitalized competitors and reliance on key personnel.

Since inception, we have not established any revenues or operations that would provide financial stability in the long term, and there can be no assurance that we will realize our plans on our projected timetable in order to reach sustainable or profitable operations.

Investors are subject to all the risks incident to the creation and development of a new business and each investor should be prepared to withstand a complete loss of his, her or its investment. Furthermore, the accompanying financial statements have been prepared assuming that we will continue as a going concern. We have not emerged from the development stage, and may be unable to raise further equity. These factors raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Because we are subject to these risks, you may have a difficult time evaluating our business and your investment in our Company. Our ability to become profitable depends primarily on our ability to develop drugs, to obtain approval for such drugs, and if approved, to successfully commercialize our drugs, our research and development (“R&D”) efforts, including the timing and cost of clinical trials; and our ability to enter into favorable alliances with third-parties who can provide substantial capabilities in clinical development, regulatory affairs, sales, marketing and distribution.

Even if we successfully develop and market BIV201 and/or NE3107, we may not generate sufficient or sustainable revenue to achieve or sustain profitability, which could cause us to cease operations and cause you to lose all of your investment.

If the FDA or comparable foreign regulatory authorities approve generic versions of any of our product candidates that receive marketing approval, or such authorities do not grant our products sufficient, or any, periods of exclusivity before approving generic versions of our products, the sales of our products could be adversely affected.

Once a new drug application (“NDA”) is approved, the product covered thereby becomes a “reference listed drug” or RLD, in the FDA’s publication, “Approved Drug Products with Therapeutic Equivalence Evaluations,” commonly known as the Orange Book. Other manufacturers may seek approval of generic versions of reference listed drugs through submission of abbreviated new drug applications (“ANDAs”) in the United States. In support of an ANDA, a generic manufacturer need not conduct clinical trials. Rather, the applicant generally must show that its product has the same active ingredient(s), dosage form, strength, route of administration and conditions of use or labeling as the reference listed drug and that the generic version is bioequivalent to the reference listed drug, meaning it is absorbed in the body at the same rate and to the same extent as the RLD. Generic products may be significantly less costly to bring to market than the reference listed drug and companies that produce generic products are generally able to offer them at lower prices. Moreover, generic versions of RLDs are often automatically substituted for the RLD by pharmacies when dispensing a prescription written for the RLD. Thus, following the introduction of a generic drug, a significant percentage of the sales of any branded product or reference listed drug is typically lost to the generic product.

The FDA may not approve an ANDA for a generic product until any applicable period of non-patent exclusivity for the reference listed drug has expired. The United States Federal Food, Drug, and Cosmetic Act (“FDCA”) provides a period of five years of non-patent exclusivity for a new drug containing a new chemical entity (“NCE”). An NCE is an active ingredient that has not previously been approved by FDA in any other NDA. Specifically, in cases where such exclusivity has been granted, an ANDA may not be submitted to the FDA until the expiration of five years unless the submission is accompanied by a Paragraph IV certification that a patent covering the reference listed drug is either invalid or will not be infringed by the generic product, in which case the applicant may submit its application four years following approval of the reference listed drug. If an ANDA is submitted to FDA with a Paragraph IV Certification, the generic applicant must also provide a “Paragraph IV Notification” to the holder of the NDA for the RLD and to the owner of the listed patent(s) being challenged by the ANDA applicant, providing a detailed written statement of the basis for the ANDA applicant’s position that the relevant patent(s) is invalid or would not be infringed. If the patent owner brings a patent infringement lawsuit against the ANDA applicant within 45 days of the Paragraph IV Notification, FDA approval of the ANDA will be automatically stayed for 30 months, or until 7-1/2 years after the NDA approval if the generic application was filed between 4 years and 5 years after the NDA approval. Any such stay will be terminated earlier if the court rules that the patent is invalid or would not be infringed.

While we believe that BIV201 contains an active ingredient, terlipressin, that would be treated as an NCE by the FDA and, therefore, if it is the first terlipressin drug product to be approved, should be afforded NCE exclusivity, the FDA may disagree with that conclusion and may approve generic products after a period that is less than five years. If the FDA were to award NCE exclusivity to someone who receives approval of a terlipressin drug product before us, we believe that we could still be awarded a different type of exclusivity protection from generic competition, which is awarded when an NDA or supplemental NDA for a new use of a drug contains reports of new clinical investigations (other than bioavailability studies) conducted or sponsored by an applicant and which FDA deems to have been essential for approval of the application or supplement. Such exclusivity prevents FDA approval of a generic version of the RLD for three years from the date of the RLD approval. Manufacturers may seek to launch generic products following the expiration of any applicable marketing exclusivity period, even if we still have patent protection for our product and no 30-month stay is in effect. If we do not maintain patent protection and regulatory exclusivity for our product candidates, our business may be materially harmed.

Competition that our products may face from generic versions of our products could materially and adversely impact our future revenue, profitability and cash flows and substantially limit our ability to obtain a return on the investments we have made in those product candidates.

If we fail to obtain or maintain Orphan Drug exclusivity for BIV201, we will have to rely on other potential marketing exclusivity, and on our intellectual property rights, which may reduce the length of time that we can prevent competitors from selling generic versions of BIV201.

We have obtained Orphan Drug Designation for BIV201 (terlipressin) in the U.S. for the treatment of hepatorenal syndrome (received November 21, 2018) and treatment of ascites due to all etiologies except cancer (received September 8, 2016). Under the Orphan Drug Act, the FDA may designate a product as an Orphan Drug if it is a drug intended to treat a rare disease or condition, defined, in part, as a patient population of fewer than 200,000 in the U.S. In the EU, Orphan Drug designation may be granted to drugs intended to treat, diagnose or prevent a life-threatening or chronically debilitating disease having a prevalence of no more than five in 10,000 people in the EU, and which meet other specified criteria. The company that first obtains FDA approval for a designated Orphan Drug for the associated rare disease may receive a seven year period of marketing exclusivity during which time FDA may not approve another application for the same drug for the same orphan disease or condition. Orphan Drug Exclusivity does not prevent FDA approval of another application for the same drug for a different disease or condition, or of an application for a different drug for the same rare disease or condition. Orphan Drug exclusive marketing rights may be lost under several circumstances, including a later determination by the FDA that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug. Similar regulations are available in the EU with a ten-year period of market exclusivity.

Even though BioVie has obtained two Orphan Drug Designations for its lead product candidate, terlipressin, for treatment of ascites and for treatment of hepatorenal syndrome, and may seek other Orphan Drug Designations for BIV201, and Orphan Drug Designation for other product candidates, there is no assurance that BioVie will be the first to obtain marketing approval for any particular rare indication. Further, even though BioVie has obtained Orphan Drug Designations for its lead product candidate, or even if BioVie obtains Orphan Drug Designation for other potential product candidates, such designation may not effectively protect BioVie from competition because different drugs can be approved for the same condition and the same drug can be approved for different conditions and potentially used off-label in the Orphan indication. Even after an Orphan Drug is approved, the FDA can subsequently approve another competing drug with the same active ingredient for the same condition for several reasons, including, if the FDA concludes that the later drug is clinically superior due to being safer or more effective or because it makes a major contribution to patient care. Orphan Drug Designation neither shortens the development time or regulatory review time of a drug, nor gives the drug any advantage in the regulatory review or approval process.

In addition, other companies have received Orphan Drug designations for terlipressin. Mallinckrodt Hospital Products IP Limited received Orphan Drug designation in 2004 for terlipressin for the treatment of Hepatorenal Syndrome. Mallinckrodt has already filed an NDA for its product, and the FDA convened an advisory committee meeting to discuss that application in 2020. FDA then issued a complete response letter declining to approved the NDA as filed based on safety concerns. Mallinckrodt has reported that it has met twice with FDA since the complete response letter, in October 2020 and January 2021 and plans to continue to engage FDA to seek a viable path to approval. PharmaIN Corporation received Orphan Drug Designation in 2012 for PGC-C12E-terlipressin for treatment of ascites due to all etiologies except cancer. In addition, Ferring Pharmaceuticals Inc. received Orphan Drug designation in 1986 for terlipressin for the treatment of bleeding esophageal varices. If one of those or any other company with Orphan Drug Designation for the same drug as ours for the same proposed disease or condition receives FDA approval and Orphan Drug Exclusivity before our product is approved, approval of our drug(s) for the orphan indication may be blocked for seven years by the other company’s Orphan Exclusivity and they may obtain a competitive advantage even after the exclusivity period expires associated with being the first to market.

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms, which could have a materially adverse effect on our business.

Developing biopharmaceutical products, including conducting pre-clinical studies and clinical trials and establishing manufacturing capabilities, requires substantial funding. On June 10, 2021, the Company closed its Asset Purchase with NeurMedix, and Acuitas, which are related party affiliates, to acquire certain assets from NeurMedix and assume certain liabilities of NeurMedix, in exchange for the consideration of cash and common stock of the Company. At the close, the Company issued 8,361,308 shares of its common stock and made cash payments of $2.3 million to the seller. Other related cash expenditures for expenses such as the due diligence, legal fees and the fairness opinion totaling $4 million was also paid. These expenditures have a significant impact on the Company’s cash position and the funding of its future operations over the next 12 months, raising substantial doubt about its ability to meet its financial cash flow requirements. Additional financing will be required to fund the research and development of our product candidates. We have not generated any product revenues, and do not expect to generate any revenues until, and only if, we develop, and receive approval to sell our product candidates from the FDA and other regulatory authorities for our product candidates.

We may not have the resources to complete the development and commercialization of any of our proposed product candidates. We will require additional financing to further the clinical development of our product candidates. In the event that we cannot obtain the required financing, we will be unable to complete the development necessary to file an NDA with the FDA for BIV201 or NE3107. This will delay or require termination of research and development programs, preclinical studies and clinical trials, material characterization studies, regulatory processes, the establishment of our own laboratory or a search for third party marketing partners to market our products for us, which could have a materially adverse effect on our business.

The amount of capital we may need will depend on many factors, including the progress, timing and scope of our research and development programs, the progress, timing and scope of our preclinical studies and clinical trials, the time and cost necessary to obtain regulatory approvals, the time and cost necessary to establish our own marketing capabilities or to seek marketing partners, the time and cost necessary to respond to technological and market developments, changes made or new developments in our existing collaborative, licensing and other commercial relationships, and new collaborative, licensing and other commercial relationships that we may establish.

Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings, or corporate collaboration and licensing arrangements. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or our commercialization efforts. In addition, we could be forced to discontinue product development and reduce or forego attractive business opportunities. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional significant dilution, and debt financing, if available, may involve restrictive covenants. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies or our product candidates, or grant licenses on terms that may not be favorable to us. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

Our fixed expenses, such as rent and other contractual commitments, will likely increase in the future, as we may enter into leases for new facilities and capital equipment and/or enter into additional licenses and collaborative agreements. Therefore, if we fail to raise substantial additional capital to fund these expenses, we could be forced to cease operations, which could cause you to lose all of your investment.

We have limited experience in drug development and may not be able to successfully develop any drugs, which would cause us to cease operations.

We have never successfully developed a new drug and brought it to market. Our management and clinical teams have experience in drug development but they may not be able to successfully develop any drugs. Our ability to achieve revenues and profitability in our business will depend on, among other things, our ability to develop products internally or to obtain rights to them from others on favorable terms; complete laboratory testing and human studies; obtain and maintain necessary intellectual property rights to our products; successfully complete regulatory review to obtain requisite governmental agency approvals; enter into arrangements with third parties to manufacture our products on our behalf; and enter into arrangements with third parties to provide sales and marketing functions. If we are unable to achieve these objectives we will be forced to cease operations and you will lose all of your investment.

Development of pharmaceutical products is a time-consuming process, subject to a number of risks, many of which are outside of our control. Consequently, if we are unsuccessful or fail to timely develop new drugs, we could be forced to discontinue our operations.

Our lead product candidate, BIV201 (continuous infusion terlipressin), has been cleared by the FDA to undergo testing in a mid-stage (Phase 2b) clinical trial for treatment of ascites. On June 24, 2021, we announced that the first patient has been enrolled in this study. If our Phase 2b study in ascites fails to generate sufficient evidence of effectiveness, or shows significant safety risks, we may not be able to continue development of the product for that proposed use. As reflected by the FDA’s complete response letter to Malllinckrodt’s new drug application (NDA) for terlipressin dosed as an intermittent IV bolus (1 or 2 mg every 6 hours) to treat hepatorenal syndrome (HRS), terlipressin may cause significant toxicity when administered this way. We believe that our continuous infusion approach to terlipressin treatment may overcome some of those safety concerns, but there can be no assurance that we will be able to demonstrate acceptable safety for BIV201 to the FDA’s satisfaction. On June 23, 2021, we announced that FDA has provided guidance on our planned Phase 3 clinical trial of BIV201 in hepatorenal syndrome-acute kidney syndrome, and that we plan to apply for a Special Protocol Assessment (SPA) to gain agreement on the key elements of the Phase 3 trial design prior to initiating the study. If FDA declines to grant an SPA for this proposed indication, we may still be able to proceed with our proposed study protocol, which will be subject to FDA’s standard review process upon submission of an NDA. We may also fail to obtain FDA clearance to proceed with the study in our proposed form.

Our new drug product candidate NE3107, which we acquired from NeurMedix in 2021, has been cleared by FDA for use in a Phase 3, randomized, double blind, placebo controlled, parallel group, multicenter study in subjects who have mild to moderate Alzheimer’s Disease. Enrollment in that trial began in August 2021, with a planned primary completion in late 2022/early 2023. Alzheimer’s Disease is a complex and still poorly understood disease. In June 2021 FDA approved the drug aducanumab for treatment of Alzheimer’s despite a strong recommendation against approval from an FDA advisory committee. That FDA approval has generated significant medical and political controversy, including a Congressional investigation, announced on June 25, 2021, into the basis for FDA’s approval decision. That investigation, other potential investigations, and negative publicity of FDA’s approval decision could adversely impact the agency’s oversight of our clinical development program, how the agency may view and act upon any NDA we may file for NE3107, and the commercial viability of NE3107 if it were to be approved and marketed.

Further development and extensive testing will be required to determine the technical feasibility and commercial viability of BIV201 and NE3107. Our success will depend on our ability to achieve scientific and technological advances and to translate such advances into reliable, commercially competitive drugs on a timely basis. Drugs that we may develop are not likely to be commercially available, at a minimum, for several years, if ever. The proposed development schedules for our product candidates may be affected by a variety of factors, including technological difficulties, proprietary technology of others, and changes in government regulation, many of which will not be within our control. Any delay in the development, introduction or marketing of our product candidates could result either in such drugs being marketed at a time when their cost and performance characteristics would not be competitive in the marketplace or in the shortening of their commercial lives. In light of the long-term nature of our projects and other risk factors described elsewhere in this document, we may not be able to successfully complete the development or marketing of any drugs, which could cause us to cease operations.

We may fail to successfully develop and commercialize our product candidate(s) if it is found to be unsafe or ineffective in clinical trials; does not receive necessary approval from the FDA or foreign regulatory agencies; fails to conform to a changing standard of care for the disease it seeks to treat; or is less effective or more expensive than current or alternative treatment methods.

Drug development failure can occur at any stage of clinical trials and as a result of many factors, there can be no assurance that we or our collaborators will reach our anticipated clinical targets. Even if we or our collaborators complete our clinical trials, we do not know what the long-term effects of exposure to our product candidates will be. Furthermore, our product candidates may be used in combination with other treatments and there can be no assurance that such use will not lead to unique or unexpected safety issues. Failure to complete clinical trials or to prove that our product candidates are safe and effective would have a material adverse effect on our ability to generate revenue and could require us to reduce the scope of or discontinue our operations, which could cause you to lose all of your investment.

We face business disruption and related risks resulting from the recent outbreak of the novel coronavirus 2019 (COVID-19), which could have a material adverse effect on our business plan.

The development of our product candidates could be disrupted and materially adversely affected by the ongoing effects of the COVID-19 pandemic and the emergence of new variants of the virus. As a result of measures imposed by the governments in affected regions, businesses and schools have been suspended due to quarantines intended to contain this outbreak. We are still assessing our business plans and the impact COVID-19 may have on our ability to recruit candidates for clinical trials or to raise financing to support the development of our product candidates, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-19 or its consequences, including downturns in business sentiment generally or in our sector in particular.

We have no manufacturing experience, and the failure to comply with all applicable manufacturing regulations and requirements could have a materially adverse effect on our business.

We have never manufactured products in the highly regulated environment of pharmaceutical manufacturing, and our team has limited experience in the manufacture of drug therapies. There are numerous regulations and requirements that must be maintained to obtain licensure and permitting required prior to the commencement of manufacturing, as well as additional requirements to continue manufacturing pharmaceutical products. We currently do not own or lease facilities that could be used to manufacture any products that might be developed by us, and have contracted with an experienced Contract Manufacturing Organization (“CMO”) to perform the manufacturing of our new product candidates BIV201 and NE 3107. In addition, we do not have the resources at this time to acquire or lease suitable facilities. If we or our CMO fail to comply with regulations, to obtain the necessary licenses and knowhow or to obtain the requisite financing in order to comply with all applicable regulations and to own or lease the required facilities in order to manufacture our products, we could be forced to cease operations, which would cause you to lose all of your investment.

In addition, the FDA and other regulatory authorities require that product candidates and drug products be manufactured according to current good manufacturing practices (“cGMP”). Any failure by our third-party manufacturers to comply with cGMP could lead to a shortage of BIV201 and NE3107. In addition, such failure could be the basis for action by the FDA to withdraw approval, if granted to us, and for other regulatory enforcement action, including Warning Letters, product seizure, injunction or other civil or criminal penalties.

BIV201 and NE3107 and any other product candidates that we develop may have to compete with other products and product candidates for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that are both capable of manufacturing for us and willing to do so. If we need to find another source of drug substance or drug product manufacturing for BIV201 and NE3107, we may not be able to identify, or reach agreement with, commercial-scale manufacturers on commercially reasonably terms, or at all. If we are unable to do so, we will need to develop our own commercial-scale manufacturing capabilities, which would: impact commercialization of BIV201 and NE3107 in the U.S. and other countries where it may be approved; require a capital investment by us that could be quite costly; and increase our operating expenses.

If our existing third-party manufacturers, or the third parties that we engage in the future to manufacture a product for commercial sale or for our clinical trials, should cease to continue to do so for any reason, we likely would experience significant delays in obtaining sufficient quantities of product for us to meet commercial demand or to advance our clinical trials while we identify and qualify replacement suppliers. If for any reason we are unable to obtain adequate supplies of BIV201 or any other product candidate that we develop, or the drug substances used to manufacture it, it will be more difficult for us to compete effectively, generate revenue, and further develop our products. In addition, if we are unable to assure a sufficient quantity of the drug for patients with rare diseases or conditions, we may lose any Orphan Drug exclusivity to which the product otherwise would be entitled.

We do not currently have the sales and marketing personnel necessary to sell products, and the failure to hire and retain such staff could have a materially adverse effect on our business.

We are an early stage development company with limited resources. Even if we had products available for sale, which we currently do not, we have not secured sales and marketing staff at this early stage of operations to sell products. We cannot generate sales without sales or marketing staff and must rely on others to provide any sales or marketing services until such personnel are secured, if ever. If we fail to hire and retain the requisite expertise in order to market and sell our products or fail to raise sufficient capital in order to afford to pay such sales or marketing staff, then we could be forced to cease operations and you could lose all of your investment.

Even if we were to successfully develop approvable drugs, we will not be able to sell these drugs if we or our third-party manufacturers fail to comply with manufacturing regulations, which could have a materially adverse effect on our business.

If we were to successfully develop approvable drugs, before we can begin selling these drugs, we must obtain regulatory approval of our manufacturing facility and process or the manufacturing facility and process of the third party or parties with whom we may outsource our manufacturing activities. In addition, the manufacture of our products must comply with the FDA’s current Good Manufacturing Practices regulations, commonly known as GMP regulations. The GMP regulations govern quality control and documentation policies and procedures. Our manufacturing facilities, if any in the future, and the manufacturing facilities of our third-party manufacturers will be continually subject to inspection by the FDA and other state, local and foreign regulatory authorities, before and after product approval. We cannot guarantee that we, or any potential third-party manufacturer of our products, will be able to comply with the GMP regulations or other applicable manufacturing regulations. The failure to comply with all necessary regulations would have a materially adverse effect on our business and could force us to cease operations and you could lose all of your investment.

We must comply with significant and complex government regulations, compliance with which may delay or prevent the commercialization of our product candidates, which could have a materially adverse effect on our business.

The R&D, manufacture and marketing of drug product candidates are subject to regulation, primarily by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, local and foreign entities regulate, among other things, R&D activities (including testing in animals and in humans) and the testing, manufacturing, handling, labeling, storage, record keeping, approval, advertising and promotion of the product that we are developing. Noncompliance with applicable requirements can result in various adverse consequences, including approval delays or refusals to approve drug licenses or other applications, suspension or termination of clinical investigations, revocation of approvals previously granted, warning letters, fines, criminal prosecution, recalls or seizures of products, injunctions against shipping drugs and total or partial suspension of production and/or refusal to allow a company to enter into governmental supply contracts.

The process of obtaining FDA approval is costly and time consuming. Current FDA requirements for a new human drug or biological product to be marketed in the United States include, among other things: (a) the successful conclusion of pre-clinical laboratory and animal tests, if appropriate, to gain preliminary information on the product’s safety; (b) filing with the FDA of an IND application to conduct human clinical trials for drugs or biologics; (c) the successful completion of adequate and well-controlled human clinical investigations to establish the safety and efficacy of the product for its recommended use; and (d) filing by a company and acceptance and approval by the FDA of a NDA for a drug product or a biological license application (BLA) for a biological product to allow commercial distribution of the drug or biologic. A delay in one or more of the procedural steps outlined above could be harmful to us in terms of getting our product candidates through clinical testing and to market, which could have a materially adverse effect on our business.

The FDA, clinical investigators, Data Safety Monitoring Boards, and Institutional Review Boards review the ongoing conduct of, and emerging safety information from, clinical trials and may order the temporary or permanent discontinuation of clinical trials at any time if it believes the product candidate exposes clinical subjects to an unacceptable health risk. Investigational drugs used in clinical studies must be produced in compliance with cGMP rules pursuant to FDA regulations.

Development, approval, and sales outside the United States of products that we develop will also be subject to regulatory requirements governing human clinical trials and marketing for drugs and biological products and devices. The requirements vary widely from country to country, but typically the registration and approval process takes several years and requires significant resources.

If we experience delays or discontinuations of our clinical trials by the FDA or comparable authorities in other countries, or if we fail to obtain registration or other approvals of our products or devices then we could be forced to cease our operations and you will lose all of your investment.

Even if we are successful in developing BIV201 and NE3107, our product candidates, we have limited experience in conducting or supervising clinical trials that must be performed to obtain data to submit in concert with applications for approval by the FDA. The regulatory process to obtain approval for drugs for commercial sale involves numerous steps. Drugs are subjected to clinical trials that allow development of case studies to examine safety, efficacy, and other issues to ensure that sale of drugs meets the requirements set forth by various governmental agencies, including the FDA. In the event that our protocols do not meet standards set forth by the FDA, or that our data is not sufficient to allow such trials to validate our drugs in the face of such examination, we might not be able to meet the requirements that allow our drugs to be approved for sale which could have a materially adverse effect on our business.

We can provide no assurance that our product candidates will obtain regulatory approval or that the results of clinical studies will be favorable.

The business plan we have developed for the next twenty-four months for the liver disease program is to complete the Phase 2b clinical development program for our lead new product candidate BIV201 for treatment of ascites, conduct a single pivotal Phase 3 trial of BIV201 for ascites, and commence a pivotal Phase 3 trial required for new drug approval of BIV201 for the treatment of hepatorenal syndrome-acute kidney injury (HRS-AKI), and to pursue other key milestones such as additional patent issuances. For NE3107, we have initiated a potentially pivotal 18-month Phase 3 trial in Alzheimer’s Disease, plan to commence a Phase 2 study of NE3017 in Parkinson’s Disease, and commence early stage studies of NE3107 or related molecules in oncology applications. Due to our financial constraints, we may not have the resources necessary to complete our application. In light of the recent FDA guidance, we plan to commence Phase 2 and potentially Phase 3 clinical trials upon receipt of the net proceeds of this offering. There is no guarantee the FDA will approve the commencement of a Phase 3 trial for BIV201, and even if they do our financial constraints may prevent us from undertaking clinical trials.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information and disclosure of our trade secrets or proprietary information could compromise any competitive advantage that we have, which could have a materially adverse effect on our business.

Our success depends, in part, on our ability to protect our proprietary rights to the technologies used in our product candidates. We depend heavily upon confidentiality agreements with our officers, employees, consultants and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us complete or even sufficient protection, and may not afford an adequate remedy in the event of an unauthorized disclosure of confidential information. If we fail to protect and/or maintain our intellectual property, third parties may be able to compete more effectively against us, we may lose our technological or competitive advantage, and/or we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property. In addition, others may independently develop technology similar to ours, otherwise avoiding the confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition and results of operations, in which event you could lose all of your investment.

We may be unable to obtain or protect intellectual property rights relating to our product candidates, and we may be liable for infringing upon the intellectual property rights of others, which could have a materially adverse effect on our business.

Our ability to compete effectively will depend on our ability to maintain the proprietary nature of our technologies. We cannot assure investors that we will continue to innovate and file new patent applications, or that if filed any future patent applications will result in granted patents with respect to the technology owned by us or licensed to us. Further, we cannot predict how long it will take for such patents to issue, if at all. The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. For example, on November 13, 2019, the Patent Trial and Appeal Board of the United States Patent and Trademark Office (the “PTAB”) issued a written decision in the inter partes review action that was brought by Mallinckrodt Pharmaceuticals Ireland Limited (“Mallinckrodt”) against us. In that action, Mallinckrodt sought to invalidate our previously-issued patent (U.S. Pat. No. 9,655,945, “Treatment of Ascites”) (the “’945 Patent”). In its decision, the PTAB determined that all claims of the ‘945 Patent were not patentable because they were either anticipated or obvious in light of prior art. The PTAB also denied our Motion to Amend the claims on similar grounds. The result of the PTAB’s decision is that the ‘945 patent is no longer valid or enforceable.

In April 2020, we elected certain claims in our pending U.S. patent application 16/379,446 (a continuation application related to the ‘945 Patent) that we believe are defensible in light of the IPR challenge described above. BioVie has also filed a PCT ("Patent Cooperation Treaty") application covering our novel liquid formulations of terlipressin (international patent application PCT/US2020/034269 published as WO2020/237170) and we will seek patent protection in at least the United States, Europe, China and Japan. We also have fifteen (15) issued U.S. patents, one (1) pending U.S. application and one (1) pending U.S. provisional application (provisional application filed May 18, 2021) directed to our newly acquired drug candidates, including NE3107. However, there can be no assurance that our pending patent applications will result in issued patents, or that any issued patent claims from pending or future patent applications will be be sufficiently broad to protect BIV201, NE3107, or any other product condidates or to provide us with competitive advantages.

Any patents we do obtain may be challenged by re-examination or otherwise invalidated or eventually found unenforceable. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. If we were to initiate legal proceedings against a third party to enforce a patent related to one of our products, the defendant in such litigation could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity and/or unenforceability are commonplace, as are validity challenges by the defendant against the subject patent or other patents before the USPTO. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, failure to meet the written description requirement, indefiniteness, and/or failure to claim patent eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent intentionally withheld material information from the USPTO, or made a misleading statement, during prosecution. Additional grounds for an unenforceability assertion include an allegation of misuse or anticompetitive use of patent rights, and an allegation of incorrect inventorship with deceptive intent. Third parties may also raise similar claims before the USPTO even outside the context of litigation. The outcome is unpredictable following legal assertions of invalidity and unenforceability. With respect to the validity question, for example, we cannot be certain that no invalidating prior art existed of which we and the patent examiner were unaware during prosecution. These assertions may also be based on information known to us or the Patent Office. If a defendant or third party were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the claims of the challenged patent. Such a loss of patent protection would or could have a material adverse impact on our business.

The standards that the United States Patent and Trademark Office (and foreign countries) use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others.

Further, we rely on a combination of trade secrets, know-how, technology and nondisclosure, and other contractual agreements and technical measures to protect our rights in the technology. If any trade secret, know-how or other technology not protected by a patent were to be disclosed to or independently developed by a competitor, our business and financial condition could be materially adversely affected. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S., and we may encounter significant problems in protecting our proprietary rights in these countries.

We do not believe that either BIV201 or NE3107, the product candidates we are currently developing, infringe upon the rights of any third parties nor are they infringed upon by third parties. However, there can be no assurance that our technology will not be found in the future to infringe upon the rights of others or be infringed upon by others. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products or product candidates infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes. In such a case, others may assert infringement claims against us, and should we be found to infringe upon their patents, or otherwise impermissibly utilize their intellectual property, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, we may be required to obtain licenses from the holders of this intellectual property. We may fail to obtain any of these licenses or intellectual property rights on commercially reasonable terms. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected products, which could materially harm our business and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Conversely, we may not always be able to successfully pursue our claims against others that infringe upon our technology. Thus, the proprietary nature of our technology or technology licensed by us may not provide adequate protection against competitors.

The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Moreover, the cost to us of any litigation or other proceeding relating to our patents and other intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our management’s efforts. We may not have sufficient resources to bring any such action to a successful conclusion. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations and you could lose all of your investment.

We depend upon our management and their loss or unavailability could put us at a competitive disadvantage which could have a material adverse effect on our business.

We currently depend upon the efforts and abilities of our executive management team of Cuong Do, our Chief Executive Officer & President; Wendy Kim, our Chief Financial Officer; Penelope Markham, our Chief Scientific Officer, Jonathan Adams, our Executive Vice President – Cirrohoisis Programs, Chris Reading, our Executive Vice President of Neuroscience R&D and Mr. Clarence Ahlem, our Executive Vice President Product Development who all serve the Company the full-time. The loss or unavailability of the services of any of these individuals for any significant period of time could have a material adverse effect on our business, prospects, financial condition and results of operations which may cause you to lose all of your investment. We have not obtained, do not own, nor are we the beneficiary of key-person life insurance.

We may not be able to attract and retain highly skilled personnel, which could have a materially adverse effect on our business.

Our ability to attract and retain highly skilled personnel is critical to our operations and expansion. We face competition for these types of personnel from other pharmaceutical companies and more established organizations, many of which have significantly larger operations and greater financial, technical, human and other resources than us. We may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms, or at all. If we are not successful in attracting and retaining these personnel, our business, prospects, financial condition and results of operations will be materially and adversely affected.

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition. We may be unable to compete with enterprises equipped with more substantial resources than us, which could cause us to curtail or cease operations.

The biotechnology and biopharmaceutical industries are characterized by rapid technological developments and a high degree of competition based primarily on scientific and technological factors. These factors include the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain government approval for testing, manufacturing and marketing.

We compete with biopharmaceutical firms in the United States, Europe and elsewhere, as well as a growing number of large pharmaceutical companies that are applying biotechnology to their operations. Many biopharmaceutical companies have focused their development efforts in the human therapeutics area. Many major pharmaceutical companies have developed or acquired internal biotechnology capabilities or made commercial arrangements with other biopharmaceutical companies. These companies, as well as academic institutions, government agencies and private research organizations, also compete with us in recruiting and retaining highly qualified scientific personnel and consultants. Our ability to compete successfully with other companies in the pharmaceutical field will also depend to a considerable degree on the continuing availability of capital to us.

Although there are not currently any therapies approved by the FDA specifically for the treatment of ascites due to liver cirrhosis, we still face significant competitive and market risk. Other companies, such as Mallinckrodt Inc., are developing therapies for severe complications of advanced liver cirrhosis, which may in the future be developed for the treatment of ascites, and these therapies could compete indirectly or directly with our product candidate. Similarly, other companies, such as Biogen and Eli Lilly, are developing treatments for Alzheimer’s Disease and Parkinson’s Disease, which could compete indirectly or directly with our product candidate. There may be other competitive development programs of which we are unaware. Even if our product candidates are ultimately approved by the FDA, there is no guarantee that once it is on the market doctors will adopt them in favor of current ascites treatment procedures such as diuretics and paracentesis with respect to BIV201 and Alzheimer’s Disease and Parkinson’s Disease with respect to NE3107. These competitive and market risks could have a material adverse effect on our business, prospects, financial condition and results of operations which may cause you to lose all of your investment.

Our competition will be determined in part by the potential indications for which drugs are developed and ultimately approved by regulatory authorities. Additionally, the timing of the market introduction of some of our potential product candidate or of competitors’ products may be an important competitive factor. Accordingly, the relative speed with which we can develop drugs, complete pre-clinical testing, clinical trials, approval processes and supply commercial quantities to market are important competitive factors. We expect that competition among drugs approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price and patent protection.

The successful development of biopharmaceuticals is highly uncertain. A variety of factors including, pre-clinical study results or regulatory approvals, could cause us to abandon the development of our product candidates.

Successful development of biopharmaceuticals is highly uncertain and is dependent on numerous factors, many of which are beyond our control.

Product candidates that appear promising in the early phases of development may fail to reach the market for several reasons. Pre-clinical study results may show the product candidate to be less effective than desired (e.g., the study failed to meet its primary endpoints) or to have harmful or problematic side effects. Product candidates may fail to receive the necessary regulatory approvals or may be delayed in receiving such approvals. Among other things, such delays may be caused by slow enrollment in clinical studies, length of time to achieve study endpoints, additional time requirements for data analysis or a IND and later NDA, preparation, discussions with the FDA, an FDA request for additional pre-clinical or clinical data or unexpected safety or manufacturing issues; manufacturing costs, pricing or reimbursement issues, or other factors that make the product not economical. Proprietary rights of others and their competing products and technologies may also prevent the product from being commercialized.

Success in pre-clinical and early clinical studies does not ensure that large-scale clinical studies will be successful. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals. The length of time necessary to complete clinical studies and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly from one product to the next, and may be difficult to predict. There can be no assurance that any of our products will develop successfully, and the failure to develop our products will have a materially adverse effect on our business and will cause you to lose all of your investment.

There may be conflicts of interest among our officers, directors and stockholders.

Certain of our executive officers and directors and their affiliates are engaged in other activities and have interests in other entities on their own behalf or on behalf of other persons. Neither we nor any of our shareholders will have any rights in these ventures or their income or profits. In particular, our executive officers or directors or their affiliates may have an economic interest in or other business relationship with partner companies that invest in us or are engaged in competing drug development. Our executive officers or directors may have conflicting fiduciary duties to us and third parties. The terms of transactions with third parties may not be subject to arm’s length negotiations and therefore may be on terms less favorable to us than those that could be procured through arm’s length negotiations. Although we have established an audit committee comprised solely of independent directors to oversee transactions between us and our insiders, we do not have any formal policies in place to deal with such conflicting fiduciary duties should such a conflict arise.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our common stock.

We must maintain effective internal controls to provide reliable financial reports and detect fraud. We have concluded that our disclosure controls and procedures internal controls, as well as internal controls over financial reporting, are effective. Failure to implement changes to our internal controls or any others that we identify as necessary to establish an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our common stock.

RISKS RELATING TO OUR COMMON STOCK

There is a risk of dilution of your percentage ownership of common stock in the Company.

We have the right to raise additional capital or incur borrowings from third parties to finance our business. We may also implement public or private mergers, business combinations, business acquisitions and similar transactions pursuant to which we would issue substantial additional capital stock to outside parties, causing substantial dilution in the ownership of the Company by our existing stockholders. Our Board of Directors has the authority, without the consent of any of the stockholders, to cause us to issue more shares of common stock and/or preferred stock at such price and on such terms and conditions as are determined by the Board of Directors in its sole discretion. As of August 4, 2021, there were warrants outstanding to purchase an aggregate of 158,761 shares of common stock at exercise prices ranging from $1.88 to $75.00 per share,. The issuance of additional shares of capital stock by us will dilute your ownership percentage in the Company and could impair our ability to raise capital in the future through the sale of equity securities.

Certain stockholders who are also officers and directors of the Company may have significant control over our management.

Our directors and executive officers currently own an aggregate 19,793,477 shares of our common stock, which currently constitutes 88.6% of our issued and outstanding common stock. As a result, directors and executive officers may have a significant influence on our affairs and management, as well as on all matters requiring member approval, including electing and removing members of our Board of Directors, causing us to engage in transactions with affiliated entities, causing or restricting our sale or merger, and certain other matters. Our Chairman, Mr. Terren Peizer, may be deemed to beneficially own the shares held by Acuitas. Such concentration of ownership and control could have the effect of delaying, deferring or preventing a change in control of us even when such a change of control would be in the best interests of our stockholders.

Management will have broad discretion as to the use of proceeds from this offering and might not use them effectively.

Our management will have broad discretion as to the application of the net proceeds from this offering and our stockholders will not have the opportunity as part of their investment decisions to assess whether the net proceeds are being used appropriately. You might not agree with our decisions, and our use of the proceeds might not yield any return on your investment. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our failure to apply the net proceeds of this offering effectively could compromise our ability to pursue our growth strategy and we might not be able to yield a significant return, if any, in our investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

You will experience immediate and substantial dilution in the book value per share of the common stock you purchase.

Because the offering price per share of our common stock being offered will be higher than the book value per share of our common stock, you may suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. For a further description of the dilution that investors in this offering will experience, see “Dilution”.

The market price and trading volume of our common stock may be volatile.

The market price and trading volume of our common stock has been volatile. We expect that the market price of our common stock will continue to fluctuate significantly for many reasons, including in response to the risk factors described in this prospectus or for reasons unrelated to our specific performance. In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the market price and trading volume of our common stock. Prices for our common stock may also be influenced by the depth and liquidity of the market for our common stock, investor perceptions about us and our business, our future financial results, the absence of cash dividends on our common stock and general economic and market conditions. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and could divert our management and other resources.

We have a large number of restricted shares outstanding, a portion of which may be sold under Rule 144 which may reduce the market price of our shares.

Of the 22,333,324 shares of common stock issued and outstanding as of August 4, 2021, 2,539,847 shares are held by non-affiliates and 19,793,477 are owned by affiliates of the Company, consisting of our officers and directors or entities controlled by them. The majority of our common stock, including all of the affiliates' securities are deemed "restricted securities" within the meaning of Rule 144 as promulgated under the Securities Act.

It is anticipated that all of the “restricted securities” will be eligible for resale under Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, who is not an affiliate (and who has not been an affiliate for a period of at least three months immediately preceding the sale) and who has beneficially owned restricted shares of our common stock for at least six months is permitted to sell such shares without restriction, provided that there is sufficient public information about us as contemplated by Rule 144. An affiliate who has beneficially owned restricted shares of our common stock for a period of at least one year may sell a number of shares equal to one percent of our issued and outstanding common stock approximately every three months.

The respective holding periods for certain shares issued to affiliates and non-affiliates holding restricted securities commenced and were issued between May 17, 2013 and June 30, 2013. The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

Any failure to maintain effective internal control over financial reporting could harm us.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). Under standards established by the Public Company Accounting Oversight Board (“PCAOB”), a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis.

If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and we could become subject to litigation or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

The lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws, which could have a materially adverse effect on our business.

Our officers have limited public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our Company.

We are considered a smaller reporting company and is exempt from certain disclosure requirements, which could make our stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

·	Had a public float of less than $250 million as of the last business day of its most recently completed fiscal quarter, computed by multiplying the aggregate number of worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principle market for the common equity; or

·	In the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or
·	In the case of an issuer who had annual revenue of less than $100 million during the most recently completed fiscal year for which audit financial statements are available, had a public float as calculated under paragraph (1) or (2) of this definition that was either zero or less than $700 million.

As a “smaller reporting company” we are not required and may not include a Compensation Discussion and Analysis (“CD&A”) section in our proxy statements; we provide only 3 years of business development information; and have other “scaled” disclosure requirements that are less comprehensive than issuers that are not “smaller reporting companies” which could make our stock less attractive to potential investors, which could make it more difficult for you to sell your shares.

We have not held regular annual meetings of stockholders in the past, and if we are required by the Nevada District Court to hold an annual meeting pursuant to Nevada Revised Statutes §78.345(1), it could result in the unanticipated expenditure of funds, time and other Company resources.

Section 1 of Article II of our bylaws provides that an annual meeting of stockholders shall be held each year on a date and at a time designated by our Board of Directors. Section 78.345(1) of the Nevada Revised Statutes provides that if there is a failure to hold the annual meeting for a period of 18 months after the last election of directors, stockholders owning at least 15% of the voting power of the outstanding common stock may apply to the Nevada district court to order the election of directors.

We have not held regular annual meetings of stockholders in the past because a substantial majority of our stock is owned by a small number of stockholders, making it easy to obtain written consent in lieu of a meeting when necessary. In light of our historical liquidity constraints, handling matters by written consent has allowed us to save on financial and administrative resources required to prepare for and hold such annual meetings. Additionally, our common stock and warrants have been approved for listing on Nasdaq. Pursuant to Nasdaq’s corporate governance requirements, we will be obligated to hold regular annual meetings of stockholders in the future, and it is currently contemplated that we will hold such meeting later in 2021.

To our knowledge, no stockholder or director has requested our management to hold such an annual meeting and no stockholder or director has applied to the Nevada district court seeking an order directing us to hold a meeting of stockholders. However, if one or more stockholders or directors were to apply to the Nevada district court seeking such an order, and if the Nevada district court were to order an annual meeting before we were prepared to hold one, the preparation for the annual meeting of stockholders and the meeting itself could result in the unanticipated expenditure of funds, time, and other Company resources.

We are subject to the periodic reporting requirements of the Exchange Act, which require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will negatively affect our ability to earn a profit.

We are required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel has to review and assist in the preparation of such reports. Factors such as the number and type of transactions that we engage in and the complexity of our reports cannot accurately be determined at this time and may have a major negative effect on the cost and amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs is an expense to our operations and thus has a negative effect on our ability to meet our overhead requirements and earn a profit.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

USE OF PROCEEDS

We estimate that the net proceeds that we will receive from this offering will be approximately $17.8 million, after deducting commissions payable to the underwriters, as well as estimated expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds will be approximately $20.7 million. We intend to use the net proceeds from the offering for general corporate purposes.

This expected use of our net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our product candidates development, the status of and results from clinical trials, as well as any collaborations that we may enter into with third parties for our product candidates, and any unforeseen cash needs.

As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds from this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business.

DILUTION

At March 31, 2021, we had a net tangible book value of $10.0 million (our total tangible assets minus our current total liabilities), corresponding to a net tangible book value of $0.45 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets, minus our total liabilities, divided by the total number of our shares outstanding at March 31, 2021.

After giving effect to the issuance of 8,361,308 shares of our common stock pursuant to the acquisition of the biopharmaceutical assets of NeurMedix in June 2021, our pro forma net tangible book value as of March 31, 2021 would have been $3.6 million or $0.16 per share of common stock.

After giving further effect to the sale by us of 2,500,000 shares of common stock in this offering, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us of $2.2 million, or $0.09 per share, our pro forma as adjusted net tangible book value at March 31, 2021 would have been approximately $21.4 million, representing $0.86 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $0.70 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $7.14 per share, to new investors purchasing common stock in this offering. Dilution for this purpose represents the difference between the price per share paid by these purchasers and pro forma net tangible book value per share immediately after the completion of this offering.

The following table illustrates this dilution to new investors purchasing common stock in this offering:

Public offering price per share		$8.00
Historical net tangible book value per share as of March 31, 2021	$0.45
Decrease in historical net tangible book value per share attributable to NeurMedix acquisition	$(0.29)
Pro forma net tangible book value per share as of March 31, 2021	$0.16
Increase in pro forma net tangible book value per share attributable to this offering	$0.70
Pro forma as adjusted net tangible book value per share after this offering		$0.86
Dilution per share to new investors in this offering		$7.14

The above table is based on 22,333,324 shares of common stock outstanding as of March 31, 2021 and excludes the following:

•	755,200 shares of common stock issuable upon exercise of outstanding options at a weighted average price of $13.85 per share;

•	172,261 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $9.50 per share; and

•	375,000 shares of common stock issuable upon exercise of the underwriters’ over-allotment option.

If we issue any additional shares in connection with outstanding options or warrants, there will be additional dilution.

BUSINESS

BioVie Inc. is a clinical-stage company developing innovative drug therapies to overcome unmet medical needs in chronic debilitating conditions.

In liver disease, our Orphan Drug candidate BIV201 (continuous infusion terlipressin) is being developed as a future treatment option for patients suffering from ascites and other life-threatening complications of advanced liver cirrhosis caused by NASH, hepatitis, and alcoholism. The initial target for BIV201 therapy is refractory ascites. These patients suffer from frequent life-threatening complications, generate more than $5 billion in annual treatment costs, and have an estimated 50% mortality rate within 6 to 12 months. The FDA has never approved any drugs to treat refractory ascites. A Phase 2a clinical trial of BIV201 was completed in 2019, and a multi-center, randomized and controlled Phase 2b trial is currently underway at several US medical centers including Vanderbilt University, the Mayo Clinic, and University of Pennsylvania (NCT NCT04112199). Top-line results are expected in early 2022, to be followed by a proposed single pivotal Phase 3 trial beginning in 2022. In June 2021, BioVie received written feedback from the FDA in response to a Type B meeting request to conduct a pivotal US Phase 3 clinical trial in HRS-AKI, which is a life-threatening complication of advanced ascites. Based on the guidance received, we are revising certain elements of our proposed study and are planning to initiate this study in late 2021.

In neurodegenerative disease, BioVie acquired the biopharmaceutical assets of NeurMedix, Inc., a privately held clinical-stage pharmaceutical company, in June 2021. The acquired assets include NE3107, a potentially selective inhibitor of inflammatory ERK signaling which, based on animal studies is believed to reduce neuroinflammation. NE3107is a novel orally administered small molecule that inhibits inflammation-driven insulin resistance and major pathological inflammatory cascades with a novel mechanism of action. There is emerging scientific consensus that both inflammation and insulin resistance play fundamental roles in the development of Alzheimer’s and Parkinson’s Disease, and NE3107 could represent an entirely new medical approach to treating these devastating conditions affecting an estimated 6 million Americans suffering from Alzheimer’s and 1 million from Parkinson’s. The FDA has authorized a potentially pivotal Phase 3 randomized, double-blind, placebo-controlled, parallel group, multicenter study to evaluate NE3107 in subjects who have mild to moderate Alzheimer's disease (NCT04669028). BioVie is planning to initiate this trial in the second half of 2021 and is targeting primary completion in late 2022. In addition to Alzheimer's disease, the Company plans to advance NE3107 in Parkinson’s based on promising results from preclinical studies. Inflammation-driven insulin resistance is implicated in a broad range of serious diseases, including multiple myeloma and prostate cancer, and we plan to begin exploring these opportunities in the coming months using NE3107 or related compounds acquired in the NeurMedix asset purchase.

Pipeline Overview

The following diagram shows our clinical development pipeline as of mid-2021:

Liver Cirrhosis Program

BioVie’s orphan drug candidate BIV201 (continuous infusion terlipressin) represents a novel approach to the treatment of ascites due to chronic liver cirrhosis. BIV201 is based on a drug that is approved in about 40 countries to treat related complications of liver cirrhosis (part of the same disease pathway as ascites), but not yet available in the United States. The active agent in BIV201, terlipressin, is a potent vasoconstrictor and is marketed in multiple foreign countries. The goal of BIV201 therapy is to interrupt the ascites disease pathway, thereby halting the cycle of accelerating fluid generation in ascites patients.

In 2017, we began administering BIV201 to patients at the McGuire Research Institute Inc. in Richmond, VA. In April 2019, we announced top-line results for our Phase 2a clinical trial of BIV201 (continuous infusion terlipressin) in six patients with refractory ascites due to advanced liver cirrhosis. The following results were observed:

·	Continuous infusion of terlipressin via portable infusion pump was maintained for 28 days in three patients with refractory ascites, and all patients remained hemodynamically stable during treatment.
·	The steady state plasma concentration data characterized terlipressin pharmacokinetics (PK) within the predicted PK model concentrations.
·	Four of the six patients treated with BIV201 experienced an increase in the number of days between paracenteses ranging from 71% to 414% compared to prior to initiating therapy.

In June 2019, we met with representatives of the FDA for a Type C Guidance Meeting to plan our next clinical study in ascites. We discussed our clinical development program with the FDA and proposed safety and efficacy endpoints required for future marketing approval. In September 2019, the FDA granted our Type B meeting request and committed to providing feedback in early 2020 for our proposed clinical trial design. In April 2020, we received the FDA's written response to our Type B meeting questions which required changes to our clinical trial design. Subsequently we received further guidance from the FDA. Based on this guidance, the Company finalized the clinical trial protocol and began preparing for a randomized 30-patient Phase 2b study. The IND for this study was submitted and has become effective. As of July 2021, seven of nine planned US study centers have been activated and are actively screening patients, and two patients have been enrolled in the study. We plan to follow this study with a larger potentially pivotal Phase 3 clinical trial expected to begin in 2022. The FDA communicated that pending positive Phase 2 study results, a sufficiently large and well-controlled Phase 3 trial, with supportive trend data from the Phase 2b (statistical significance not required), could potentially yield the clinical data needed to apply for BIV201 marketing approval. The Phase 2b clinical trial protocol is summarized on www.clinicaltrials.gov, trial identifier NCT04112199.

We have invented a proprietary novel liquid formulation of terlipressin that is intended to improve convenience for outpatient administration and avoid potential formulation errors when pharmacists reconstitute the powder version. In November 2019, we announced the completion of quality control testing and released the batch for use in our next clinical trial pending FDA clearance. In March 2020, we submitted a detailed information package to the FDA's CMC division. In May 2020, we received CMC division clearance to use the new BIV201 prefilled terlipressin syringe in the current Phase 2b trial subject to conducting certain additional standard analytical testing which has been successfully completed. As of June 2021, analytical testing results have confirmed room temperature stability of the prefilled syringe in storage for 18 months, with the potential for up to two years of stability (yet to be confirmed). Room temperature storage presents a key product differentiation versus terlipressin products in countries where the drug is approved. To the best of the Company's knowledge, all other terlipressin products sold globally must be stored under refrigeration and there is no prefilled syringe format of terlipressin available for treating patients in these countries. BioVie has also filed a PCT ("Patent Cooperation Treaty") application covering our novel liquid formulations of terlipressin (international patent application PCT/US2020/034269, published as WO2020/237170) and we plan to seek patent protection in at least the United States, Europe, China and Japan.

BIV201 (continuous infusion terlipressin) has the potential to improve the health of thousands of patients suffering from life-threatening complications of liver cirrhosis due to hepatitis, NASH, and alcoholism. The FDA has granted Fast-Track status and Orphan Drug designation for the most common of these complications, ascites, which represents a significant unmet medical need. Patients with cirrhosis and ascites account for an estimated 116,000 U.S. hospital discharges annually, with frequent early readmissions. Those requiring paracentesis (removal of ascites fluid) experience an average hospital stay lasting 8 days incurring over $86,000 in medical costs (HCUP Nationwide Readmissions Database 2016). This translates into a total addressable ascites market size for BIV201 therapy exceeding $650 million based on Company estimates. The FDA has never approved any drug specifically for treating ascites. For patients with refractory ascites the mean one-year survival rate is only 50% (Bureau et al. 2017). BIV201 has also received Orphan Drug designation for hepatorenal syndrome ("HRS"). Patients with refractory ascites often progress to HRS which is the onset of kidney failure and requires emergency hospitalization. About one-half of these patients typically succumb within only 2 to 4 weeks and no drug therapies have been FDA approved specifically to treat HRS.

The BIV201 development program began at LAT Pharma LLC. On April 11, 2016, we acquired LAT Pharma LLC and the rights to its BIV201 development program and currently own all development and marketing rights to the product candidate. We and PharmaIN, LAT Pharma’s former partner focused on the development of new modified product candidates in the same therapeutic field but not including BIV201, have agreed to pay royalties equal to less than 1% of future net sales of each company’s ascites drug development programs, or if such program is licensed to a third party, less than 5% of each company’s net license revenues. On December 24, 2018, we returned our partial ownership rights to the PharmaIN modified terlipressin development program and simultaneously paid the remaining balance due on a related debt. PharmaIN’s rights to our program remain unchanged. We have a pending U.S. patent application 16/379,446 (a continuation application related to the ‘945 Patent) for the use of BIV201 for the treatment of patients diagnosed with ascites due to liver cirrhosis in the outpatient setting using ambulatory pump infusion, and have corresponding patent applications pending in Japan, Europe, China and Hong Kong.

About Ascites and Liver Cirrhosis

About 600,000 Americans and millions worldwide suffer from liver cirrhosis. Cirrhosis is the 11th leading cause of death due to disease in the US, killing more than 40,000 people each year. The condition results primarily from hepatitis, alcoholism, and fatty liver disease linked to obesity. Ascites is a common complication of advanced liver cirrhosis, involving kidney dysfunction and the accumulation of large amounts of fluid in the abdominal cavity.

The Need for an Ascites Therapy

With no medications approved by the FDA specifically for treating ascites, an estimated 40% of patients die within two years of diagnosis. Certain drugs approved for other uses such as diuretics may provide initial relief, but patients may fail to respond to treatment as ascites worsens. This represents a critical unmet medical need. U.S. treatment costs for liver cirrhosis, including ascites and other complications, are estimated at more than $5 billion annually.

The Ascites Development Pathway

Most experts agree that ascites develops through a sequence of events illustrated by the above diagram. High blood pressure in the vein that supplies blood to the liver, called “portal hypertension,” occurs as increasing liver damage (fibrosis) impedes blood flow through the liver. This causes vasodilation and blood pooling in the central or “splanchnic” region of the body and low blood volume in the arteries. The decrease in effective blood volume activates a signaling pathway (“neurohormonal systems”) which tells the kidneys to retain large amounts of salt and water in an effort to increase blood volume. Ultimately the retention of excess sodium and water leads to the formation of ascites as these substances “weep” from the liver and lymph system and collect in the patient’s abdomen.

The BIV201 Mechanism of Action

BIV201 is being developed with the goal of alleviating the portal hypertension and correcting splanchnic vasodilation, thereby increasing effective blood volume and reducing the signals to the kidneys to retain excess salt and water. If successful, BIV201 could halt the cycle of accelerating fluid generation in ascites patients and reduce the need for the frequent and painful paracentesis procedures many of these patients currently require.

Future Possible BIV201 Indications

Based on international investigative studies of the active agent in BIV201, terlipressin, our new drug candidate has potential future applications in other life-threatening conditions due to liver cirrhosis, such as those listed below. Securing marketing approvals for any of these new uses will require well-controlled clinical trials to satisfy the FDA and/or other countries’ regulatory requirements, none of which have commenced at this time. The Company may be unable to, or chose not to, pursue the development BIV201 for these indications.

∙	Bleeding Esophageal Varices (BEV): The bursting of blood vessels lining the esophagus due to high blood pressure (“portal hypertension”) in the vein which supplies blood to the liver resulting as a result of advanced liver cirrhosis. This situation requires emergency treatment to avoid blood loss and death.

∙	Hepatorenal Syndrome-Acute Kidney Injury (HR/S-AKI): As liver cirrhosis and ascites progress, the patients’ kidneys may begin to fail, and this deadly condition may set in. It often occurs once a patient no longer responds to (off-label) drugs used to control ascites. Treatment of HRS-AKI requires hospitalization as multiple organ failure and death may occur, typically within 2-4 weeks absent liver transplant. We obtained Orphan Drug designation for BIV201 in the U.S. for the treatment of HRS on November 21, 2018. In May 2021, BioVie submitted a Type B Meeting Package to the FDA seeking to conduct a single pivotal US Phase 3 clinical trial in the treatment of HRS-AKI. In June 2021, we received FDA feedback on the proposed trial design. We are currently finalizing the trial protocol and statistical analysis plan based on their guidance, and plan to commence the late this year.

Neurodegenerative Disease Program

In June 2021, BioVie purchased the assets of NeurMedix, Inc., a privately held clinical-stage biopharmaceutical company focused on developing novel therapeutic products for the treatment of neurodegenerative and neurological disorders and certain cancers. NeurMedix was formed in November 2014 to acquire and commercialize intellectual property and know-how. In December 2014, NeurMedix’s parent entity purchased all the assets related to NE3107 from Harbor Therapeutics, Inc. and these assets were transferred to NeurMedix in February 2015. NE3107 is believed to be a selective inhibitor of inflammatory ERK signaling that reduces neuroinflammation. It is an orally administered potentially first-in-class small molecule that may inhibit inflammation-driven insulin resistance and major pathological inflammatory cascades with a novel mechanism of action. There is emerging scientific consensus that both inflammation and insulin resistance play fundamental roles in the development of Alzheimer’s and Parkinson’s Disease, and NE3107 could, if approved, represent an entirely new medical approach to treating these devastating conditions. The FDA has authorized a potentially pivotal Phase 3 randomized, double-blind, placebo-controlled, parallel group, multicenter study to evaluate NE3107 in subjects who have mild to moderate Alzheimer's disease (NCT04669028).

Alzheimer’s Disease

Alzheimer’s disease (AD), which affects an estimated 6 million Americans, is a neuroinflammatory and neurodegenerative condition characterized by progressive deterioration of cognitive function and loss of short-term memory and executive function. Cognitive tests quantifying AD severity have been exhaustively developed. Formal diagnosis of AD has historically been dependent on the presence of extraneuronal amyloid beta (Aβ) plaques, which can only be observed at autopsy or with the aid of sophisticated radioimaging techniques. However, diagnostic methods have recently been approved that quantify Aβ in peripheral blood and correlate well with imaging results. Aβ plaques can also be found in people without apparent AD symptoms, which has cast doubt about the role of Aβ as the central mediator of disease pathology.

Scientific investigations in the past twenty years have provided strong evidence that inflammation, type 2 diabetes (T2D), and inflammation-driven insulin resistance (IR) are drivers of AD. The link between these factors and cognitive impairment are described by relatively new terms, type 3 diabetes and metabolic-cognitive syndrome.

A large body of evidence supports inflammation as a primary driver of pathology in AD. The major inflammation signaling node, NFkB, and the cytokine tumor necrosis factor (TNF) are important initiators of inflammatory signaling in AD pathology. NE3107 is believed to inhibit extracellular signal regulated kinase (ERK)/NFkB activation and TNF production stimulated by inflammatory mediators, such as lipopolysaccharide. Inhibition of NFkB activation and TNF production from this type of stimulation has broad potential implications for reduction of pathological peripheral and central nervous system (CNS) inflammatory signaling in AD, which include reduction of inflammation-driven insulin resistance, decreased inflammatory cell infiltration into the CNS, and decreased microglia activation. Reduction of systemic inflammation and inflammation driven insulin resistance are also predicted to have beneficial effects on hypothalamus-pituitary-adrenal (HPA) axis dysregulation and hippocampal dysregulation of cortisol secretion that are consequences of adipose inflammation and insulin resistance, and known to promote cognitive impairment, and are also forward-feeding for insulin resistance.

Inflammation, insulin resistance, and associated metabolic dysregulation in the brain contribute to Aβ oligomerization and aggregation, phospho-tau formation, reduced neuron survival stimulus, and a forward-feeding cycle of neuronal energy deficit and oxidative stress, causing neuronal dysfunction (cognitive impairment) and neurodegeneration. NE3107’s combination of anti-inflammatory and insulin sensitizing activity has the potential to disrupt this forward-feeding cycle of AD pathology.

Insulin has a major role in metabolic regulation and neuron survival, while insulin resistance and T2D are closely linked to AD pathology. Insulin signaling is involved in synaptic plasticity, learning, and memory. Exogenous insulin enhances cognition in normal and cognitively impaired subjects. Insulin resistance is linked to cognitive impairment.

The multifactorial influence of insulin signaling on neuron survival and cognition suggests that correction of insulin signaling deficits with NE3107 in the target population may provide significant benefits on both cognition and disease progression. Additional rationale for targeting metabolic dysregulation with NE3107 has come from recent work showing peripheral insulin resistance promotes insulin resistance and senescence in the CNS.

There is also an extensive literature on the complex role of adipose tissue inflammation in systemic inflammation, insulin resistance, hypothalamus-pituitary-adrenal axis (HPA) dysregulation and chronic cortisol excess in cognitive impairment in AD. Obesity and inflammation are closely linked in expanding adipose tissue, where the production of inflammatory cytokines and increased cortisol are driven though up-regulation of 11β-hydroxysteroid dehydrogenase type 1 and adipocyte mineralocorticoid receptor activation. Inflamed adipose tissue interacts with the HPA axis and hippocampus to increase systemic cortisol, and promote hippocampal inflammation through chronically elevated cortisol, which freely penetrates the blood-brain barrier. Hyperglycemia (secondary to insulin resistance) exacerbates adrenal cortisol production and promotes forward feeding of inflammation and HPA-hippocampal dysregulation.

Systemic inflammation from inflamed adipose and associated mononuclear cells, promotes CNS inflammation with associated cognitive decline and neurodegeneration. NE3107’s anti-inflammatory activity against systemic/adipose inflammation and factors that dysregulate cortisol secretion, such as hyperglycemia, has the potential to decrease cognitive impairment and neurodegenerative mechanisms that have been linked to cortisol excess.

Parkinson’s Disease

Neuroinflammation and activation of brain microglia, leading to increased proinflammatory cytokines (particularly tumor necrosis factor (TNF) which play a pivotal role in Parkinson’s Disease (PD), which affects an estimated 1 million Americans. Daily administration of levodopa (converted to dopamine in the brain) is the current standard of care treatment for this movement disorder, but prolonged daily administration leads to side effects of uncontrolled movements called levodopa-induced dyskinesia, commonly referred to as LID. Recent evidence demonstrates that daily administration of levodopa further increases neuroinflammation, microglia activation, and TNF inflammatory damage in neurons.

We have shown that in a mouse model of PD NE3107 decreases inflammation and TNF in the brain and increases neuron survival (Nicoletti, 2012 Parkinson’s Disease 969418.) In this neurotoxin induced model, NE3107 decreased clinical signs of disease and neuronal death compared to placebo treated mice.

An unpublished study in a neurotoxin induced marmoset model of Parkinson’s disease reported that administration of NE3107 decreased movement abnormalities that are the clinical signs of the disease. In the same study, NE3107 in combination with levodopa had a stronger effect on clinical signs of disease than levodopa or NE3107 alone, while marmosets treated with NE3107 developed less LID. NE3107-treated monkeys also exhibited neuroprotective activity that promoted the survival of twice as many neurons in the substantia nigra (primary region of the brain that degenerates to cause parkinsonism) as monkeys treated with placebo. The results from the marmoset study suggest that NE3107 may decrease clinical signs of disease in humans (improve motor function), which if true could enable a straightforward clinical development strategy to test NE3107 in PD patients needing promotoric therapy.

If approved as a promotoric agent, NE3107 would provide a non-dopaminergic alternative to Parkinson’s patients, and an opportunity to significantly delay the need to start levodopa therapy. This could represent a first step toward supplanting levodopa as the primary PD therapy, and in addition to delaying the emergence of LID, could also imply a slowing of disease progression, the most important and still unmet objective of PD drug development.

Oncology

In certain types of cancers, inflammatory cell signaling is at the heart of disease progression. NE3107 has been observed to decrease inflammatory cell signaling in vitro, in animal models and in human clinical trials. Recently, evidence has developed that cancers are dependent on inflammatory cell signaling, not only in the tumor cells, but also in immune, stromal and hematopoietic cells in the tumor microenvironment.

The inflammatory pathways that have been elucidated in non-cancerous cells in the tumor microenvironment are similar to those NE3107 decrease in inflammatory cells in metabolic disorders and neurodegeneration. BioVie is developing clinical trial-enabling data for Multiple Myeloma and Prostate cancers.

Intellectual Property

BioVie relies on a combination of patent, trade secret, other intellectual property laws (such as FDA data exclusivity), nondisclosure agreements, and other measures to protect our proposed products. We require our employees, consultants, and advisors to execute confidentiality agreements and to agree to disclose and assign to us all inventions conceived during the workday, using our property, or which relate to our business. Despite any measures taken to protect our intellectual property (IP), unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary.

BIV201 was awarded Orphan Drug Designations in the U.S. for the treatment of hepatorenal syndrome (received November 21, 2018) and treatment of ascites due to all etiologies except cancer (received September 8, 2016). We also filed a PCT application covering our novel liquid formulations of terlipressin (international patent application PCT/US2020/034269, published as WO2020/237170) and we will seek patent protection in at least the United States, Europe, China and Japan. In April 2020, we elected certain claims in our pending U.S. patent application 16/379,446 (a continuation application related to the ‘945 Patent, which was canceled pursuant to an inter partes review proceeding, discussed above). In addition, we have applied for patent coverage for a method of treating ascites with BIV201 in Japan, Europe, China and Hong Kong.

As of August 5, 2021, we have fifteen (15) issued U.S. patents, one (1) pending U.S. patent application, one (1) pending U.S. provisional application (provisional application filed May 18, 2021) and six (6) issued foreign patents directed to protecting NE3107 and related compounds and methods of making and using thereof. The U.S. patents and pending patent applications and their expiration dates are provided below.

Title	Patent Application Number	Patent Number	Expiration Date
Steroids Having 7-Oxygen and 17-Heteroaryl Substitution	13/095,528 14/027,825 14/027,842	8,569,275 9,102,702 9,115,168	2/14/2024 3/28/2024 3/28/2024
Unsaturated Steroid Compounds	13/030,326	8,586,770	6/2/2026
Solid State Forms of a Pharmaceutical	12/418,559	8,252,947*	4/18/2030
Crystalline Anhydrate Forms of a Pharmaceutical	14/459,528 15/348,107 16/598,694 17/240,728	9,555,046 9,850,271 10,995,112 pending	4/3/2029 4/3/2029 4/3/2029 --
Pharmaceutical Solid State Forms	12/370,510	8,518,922	9/24/2031
Methods of Preparing Pharmaceutical Solid State Forms	13/919,593	9,314,471	6/28/2029
Steroid Tetrol Solid State Forms	12/272,767	8,486,926	1/10/2030
Drug Identification and Treatment Method	11/941,936	8,354,396	7/7/2031
Method For Preparing Substituted 3,7-Dihydroxy Steroids	13/664,304 14/886,738	9,163,059** 9,994,608	6/5/2029 6/5/2029
Treatment Methods Using Pharmaceutical Solid State Forms	14/459,493	9,877,972	4/3/2029
Compositions for Treatment of Neurodegenerative Conditions	63/189,880	provisional	--

* Foreign counterparts issued in Australia, Canada, Europe and South Korea expire 4/3/2029.

** Foreign counterparts issued in Europe and Japan expire 6/5/2029.

Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing. Any pharmaceutical candidate that we develop must be approved by the FDA before it may be legally marketed in the United States and by the appropriate foreign regulatory agency before it may be legally marketed in foreign countries.

UNDERWRITING

ThinkEquity, a division of Fordham Financial Management, Inc. is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated August 8, 2021 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement, the number of common stock listed next to its name in the following table:

Underwriter	Number of Shares
ThinkEquity, a division of Fordham Financial Management, Inc.	2,500,000
Total	2,500,000

The underwriters are committed to purchase all the common stock offered by the Company, other than those covered by the over-allotment option to purchase additional common stock described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common stock offered by us in this prospectus supplement are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the common stock subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of 375,000 additional shares of common stock (equal to 15% of the total number of common stock sold in this offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional common stock in proportion to their respective commitments set forth in the prior table.

Discounts, Commissions and Reimbursement

The representative has advised us that the underwriters propose to offer the common stock to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer common stock to securities dealers at that price less a concession of not more than $ 0.20. After the initial offering to the public, the public offering price and other selling terms may be changed by the representative.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

		Total
	Per Share	Without Option	With Option
Public offering price	$8.00	$20,000,000	$23,000,000
Underwriting discounts and commissions (4.0%)	$0.32	$800,000	$920,000
Non-accountable expenses (1.0%)	$0.08	$200,000	$230,000
Proceeds, before expenses, to us	$7.60	$19,000,000	$21,850,000

In addition, we have also agreed to pay the following expenses of the underwriters relating to the offering: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (b) all filing fees and communication expenses associated with the review of this offering by FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities offered under the securities laws of foreign jurisdictions designated by the underwriter; (d) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (e) the fees and expenses of the representative’s legal counsel incurred in connection with this offering in an amount up to $125,000; (f) $10,000 for data services and (g) up to $10,000 of the representative’s actual accountable road show expenses for the offering.

We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $1.2 million.

Lock-Up Agreements

The Company and certain of its directors and executive officers have agreed for a period of (i) six months after the date of this prospectus supplement in the case of such directors and executive officers and (ii) two months after the date of this prospectus supplement in the case of the Company, without the prior written consent of the representative, not to directly or indirectly:

●        issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

●        in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

●        complete any offering of debt securities of the Company, other than entering into a line of credit, term loan arrangement or other debt instrument with a traditional bank; or

●        enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing and subject to certain customary exceptions.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The representative may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of common stock in excess of the number of common stock the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of common stock over-allotted by the underwriters is not greater than the number of common stock that they may purchase in the over-allotment option. In a naked short position, the number of common stock involved is greater than the number of common stock in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing common stock in the open market.

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of common stock to close out the short position, the underwriters will consider, among other things, the price of common stock available for purchase in the open market as compared with the price at which they may purchase common stock through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on Nasdaq in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees. EF Hutton, division of Benchmark Investments, LLC is acting as a financial advisor to the offering and will be paid the greater of (i) $750,000 and (ii) 3% of the gross proceeds from the offering.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●        to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●        to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●        to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●        to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●        in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●        made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●        in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Sherman & Howard L.L.C. Certain legal matters will be passed upon for us by Loeb & Loeb LLP. Certain legal matters will be passed on for the underwriters by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

EXPERTS

The balance sheets of BioVie Inc. as of June 30, 2020 and 2019 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years then ended have been audited by EisnerAmper LLP, an independent registered public accounting firm as stated in their report, which is incorporated herein by reference which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.  Such financial statements have been incorporated herein by reference in reliance on the report of such firm given their authority as expert in accounting and auditing.

PROSPECTUS

$100,000,000

Class A Common Stock

Preferred Stock

Debt Securities

Rights
__________________

We may offer and sell, from time to time in one or more offerings, any combination of Class A common stock, preferred stock, or debt securities having a maximum aggregate offering price of $100,000,000. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

The prospectus supplement may also add, update or change information contained in or incorporated by reference into this prospectus. However, no prospectus supplement shall offer a security that is not registered and described in this prospectus at the time of its effectiveness.  You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest. This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

Our Class A common stock is listed on the NASDAQ Global Market under the symbol “BIVI.” Each prospectus supplement will contain information, where applicable, as to our listing on the NASDAQ Global Market or on any other securities exchange of the securities covered by the prospectus supplement.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

An investment in our securities involves a high degree of risk. See the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in any Quarterly Report on Form 10-Q, as well as in any prospectus supplement related to these specific offerings.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 2, 2021

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time securities having a maximum aggregate offering price of $100,000,000. Each time we offer securities, we will prepare and file with the SEC a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus or the documents incorporated herein by reference. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the Registration Statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that Registration Statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell securities through underwriters or dealers, through agents, directly to purchasers or through any combination of these methods. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will prepare and file with the SEC each time we offer securities, will set forth the names of any underwriters, agents or others involved in the sale of securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

In this prospectus, unless otherwise indicated, “our company,” “BioVie,” “we,” “us” or “our” refer to BioVie Inc., a Nevada corporation, and its consolidated subsidiaries.

PROSPECTUS SUMMARY

This prospectus summary highlights certain information about our company and other information contained elsewhere in this prospectus or in documents incorporated by reference. This summary does not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus, any prospectus supplement, including the section entitled “Risk Factors” and the documents incorporated by reference into this prospectus, before making an investment decision.

The Offering

This prospectus is part of a Registration Statement that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may sell any combination of:

•	Class A common stock;
•	preferred stock;
•	debt securities, in one or more series; and/or
•	right to purchase common stock of other securities.

in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering and include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

Our Company

We are a clinical-stage company pursuing the discovery, development, and commercialization of innovative drug therapies. We are currently focused on developing and commercializing BIV201 (continuous infusion terlipressin), a novel approach to the treatment of ascites due to chronic liver cirrhosis. Our therapy BIV201 is based on a drug that is approved in about 40 countries to treat related complications of liver cirrhosis (part of the same disease pathway as ascites), but not yet available in the United States. BIV201’s active agent is a potent vasoconstrictor and has shown efficacy for reducing portal hypertension in studies around the world. The goal is for BIV201 to interrupt the ascites disease pathway, thereby halting the cycle of accelerating fluid generation in ascites patients.

BioVie began administering BIV201 to patients in September 2017 at the McGuire Research Institute Inc. in Richmond, VA. In April 2019, we announced top-line results for our Phase 2a clinical trial of BIV201 (continuous infusion terlipressin) in six patients with refractory ascites due to advanced liver cirrhosis. The following results were observed:

☐	Continuous infusion of terlipressin via portable infusion pump was maintained for 28 days in three patients with refractory ascites, and all patients remained hemodynamically stable during treatment.
☐	The steady state plasma concentration data characterized terlipressin pharmacokinetics (PK) within the predicted PK model concentrations.
☐	Four of the six patients treated with BIV201 experienced an increase in the number of days between paracenteses ranging from 71% to 414% compared to prior to initiating therapy.

 In June 2019, we met with representatives of the FDA in a Type C Guidance Meeting to discuss the study results and plan our next clinical study. In September 2019, we requested a Type B Meeting and subsequently submitted an extensive pre-meeting information package. In April 2020, the FDA provided a written response that provided new guidance regarding primary and secondary endpoints, BIV201 dosing levels, quality of life measures and other key aspects of the clinical trial design. After further communications, the Company completed the Phase 2 clinical trial design protocol and was cleared to begin the study. BioVie expects to commence treating refractory ascites patients in the Phase 2 trial in the first quarter of 2021. The Phase 2 study will be used to guide the design of a pivotal Phase 3 clinical trial. We have developed a patent-pending novel liquid formulation of BIV201 for use in this study that is intended to improve convenience for outpatient administration and avoid potential formulation errors that may occur when pharmacists reconstitute the powder version.

BIV201 (continuous infusion terlipressin) has the potential to improve the health of thousands of patients suffering from life-threatening complications of liver cirrhosis due to hepatitis, NASH, and alcoholism. We have patented a method of treating a patient diagnosed with ascites due to liver cirrhosis by administering BIV201 (terlipressin) as a continuous infusion within specified doses over a specified duration. The FDA has granted Fast-Track status and Orphan Drug designation for the most common of these complications, ascites, which represents a significant unmet medical need. Patients with cirrhosis and ascites account for an estimated 116,000 U.S. hospital discharges annually, with frequent early readmissions. Those requiring paracentesis (removal of ascites fluid) experience an average hospital stay lasting 8 days incurring over $86,000 in medical costs (HCUP Nationwide Readmissions Database 2016). This translates into a total addressable ascites market size for BIV201 therapy exceeding $500 million based on Company estimates. The FDA has never approved any drug specifically for treating ascites. BIV201 received Orphan Drug designation for hepatorenal syndrome (“HRS”) in November 2018.

Corporate Information

Our principal executive offices are located at 2120 Colorado Avenue, Suite 230, Santa Monica, California 90404, and our telephone number at that location is (310) 444-4300. Our website address is www.biovieinc.com. The inclusion of our website address does not include or incorporate by reference into this prospectus supplement or the accompanying prospectus any information on, or accessible through, our website. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, together with amendments to these reports, are available on the "Investor Relations" section of our website, free of charge, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the U.S. Securities and Exchange Commission ("SEC").

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to a particular offering of securities will contain a discussion of the risks applicable to an investment in BioVie and to the particular types of securities that we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and the risks described in our most recent Annual Report on Form 10-K for the year ended June 30, 2020, as amended from time to time, which is incorporated herein by reference, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, or Exchange Act. Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the results of clinical trials and the regulatory approval process; our ability to raise capital to fund continuing operations; market acceptance of any products that may be approved for commercialization; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize new and improved products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors (including the risks contained in the section entitled “Risk Factors” of the applicable prospectus supplement) relating to our industry, our operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on applicable law and then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include, but is not limited to, working capital, capital expenditures, research and development expenditures and acquisitions of new technologies or businesses. The precise amount, use and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Additional information on the use of net proceeds from an offering of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

DESCRIPTIONS OF THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to a particular offering the specific terms of the securities offered by that prospectus supplement. We will indicate in the applicable prospectus supplement if the terms of the securities differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, material United States federal income tax considerations relating to the securities.

We may sell from time to time, in one or more offerings:

•	shares of our Class A common stock;

•	shares of our preferred stock;

•	debt securities, in one or more series; and/or

•	right to purchase common stock or other securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Capital Stock

General

The following description of Class A common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the Class A common stock and preferred stock that we may offer under this prospectus but is not complete. For the complete terms of our common stock and preferred stock, please refer to our articles of incorporation, as may be amended from time to time, any certificates of designation for our preferred stock, that may be authorized from time to time, and our bylaws, as amended from time to time. The Nevada General Corporation Law may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the specific terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

As of January 21, 2021, our authorized capital stock consists of 800,000,000 shares of Class A common stock, par value $0.0001 per share, of which 13,916,164 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.0001 per share, none of which were issued and outstanding. The authorized and unissued shares of Class A common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors will not seek stockholder approval for the issuance and sale of our common stock.

Class A Common Stock

Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our articles of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of Class A common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of Class A common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of our Class A common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of the holders of Class A common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future. All of our outstanding shares of Class A common stock are fully paid and nonassessable.

Our Class A common stock is listed on the NASDAQ Global Market under the symbol “OTRK.” The transfer agent and registrar for our Class A common stock is West Coast Stock Transfer, New York, New York.

Options/Warrants

As of January 21, 2021, we had outstanding options to purchase 755,200 shares of our Class A common stock at a weighted average exercise price of $13.89 and outstanding warrants to purchase 214,665 shares of our Class A common stock at an exercise price of $10.87.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

Our Articles of Incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of us or changing our Board of Directors and management. According to our Articles of Incorporation and bylaws, neither the holders of our common stock nor the holders of any preferred stock we may issue in the future have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors.

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

•	the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or
•	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company.

Debt Securities

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus.  While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement.  The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.   As of the date of this prospectus, we have no outstanding registered debt securities.

We will issue senior notes under a senior indenture, which we will enter into with the trustee to be named in the senior indenture.  We will issue subordinated notes under a subordinated indenture, which we will enter into with the trustee to be named in the subordinated indenture.  We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part.  We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939.  We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.  We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities.  Except as we may otherwise indicate, the terms of the senior and the subordinated indentures are identical.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement. The prospectus supplement will set forth:

•	the title;
•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;
•	the maturity date;
•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a U.S. person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;
•	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;
•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•	the terms of the subordination of any series of subordinated debt;
•	the place where payments will be payable;
•	restrictions on transfer, sale or other assignment, if any;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;
•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;
•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to, among other things:
•	incur additional indebtedness;
•	issue additional securities;
•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;
•	redeem capital stock;
•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;
•	make investments or other restricted payments;
•	sell or otherwise dispose of assets;
•	enter into sale-leaseback transactions;
•	engage in transactions with stockholders and affiliates;
•	issue or sell stock of our subsidiaries; or
•	effect a consolidation or merger;
•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;
•	a discussion of any material or special U.S. federal income tax considerations applicable to the debt securities;
•	information describing any book-entry features;
•	provisions for a sinking fund purchase or other analogous fund, if any;
•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;
•	the procedures for any auction and remarketing, if any;
•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
•	if other than dollars, the currency in which the series of debt securities will be denominated; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms that may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for Class A common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period.  We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option.  We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets.  However, any successor of ours or the acquirer of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures in the forms initially filed as exhibits to the registration statement with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, sinking fund payment or premium, if any, when due and payable and the time for payment has not been extended or delayed;
•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and
•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.  If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.  Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity.  The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;
•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and
•	the debenture trustee does not institute the proceeding and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;
•	to comply with the provisions described above under “Consolidation, Merger or Sale”;
•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;
•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;
•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;
•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities or any series, as set forth in the indenture;
•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or
•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected.  However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or
•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except that the following obligations survive until the maturity date or the redemption date:

•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust; and
•	appoint any successor trustee;

and the following obligations survive the maturity date or the redemption date:

•	recover excess money held by the debenture trustee; and
•	compensate and indemnify the debenture trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof.  The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose.  Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities.  We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or
•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture.  Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs.  Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check that we will mail to the holder or by wire transfer to certain holders.  Unless we otherwise indicate in a prospectus supplement, we will designate the corporate office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series.  We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series.  We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement.  The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness that we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

Rights

The complete terms of the rights will be contained in the rights agreements we enter into with rights agents. These documents will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the rights agreements and any related documents. You also should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

This section describes the general terms of the rights to purchase Class A common stock or other securities that we may offer to stockholders using this prospectus. Further terms of the rights will be stated in the applicable prospectus supplement (or applicable free writing prospectus). The following description and any description of the rights in a prospectus supplement (or applicable free writing prospectus) may not be complete and is subject to and qualified in its entirety by reference to the terms of any agreement relating to the rights.

Rights may be issued independently or together with any other security and may or may not be transferable. As part of any rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such rights offering. If we issue rights, each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. Further terms of the rights will be stated in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of rights certificates or beneficial owners of rights. The rights agreements and rights certificates will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in the registration statement. See “Where You Can Find Additional Information” for information on how to obtain copies of the rights agreements and rights certificates.

The prospectus supplement relating to any rights we offer will describe the specific terms of the offering and the rights, including the record date for stockholders entitled to the rights distribution, the number of rights issued and the number of shares of Class A common stock that may be purchased upon exercise of the rights, the exercise price of the rights, the date on which the rights will become effective and the date on which the rights will expire, and any applicable U.S. federal income tax considerations.

In general, a right entitles the holder to purchase for cash a specific number of shares of Class A common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for stockholders entitled to receive the rights;
•	the number of shares of Class A common stock or other securities that may be purchased upon exercise of each right;
•	the exercise price of the rights;
•	the terms for changes to or adjustments in the exercise price, if any;
•	whether the rights are transferable;
•	the period during which the rights may be exercised and when they will expire;
•	the steps required to exercise the rights;
•	whether the rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments;
•	whether we intend to sell the shares of Class A common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement;
•	our ability to withdraw or terminate the rights offering;
•	any material United States federal income tax consequences; and
•	other material terms, including terms relating to transferability, exchange, exercise or amendment of the rights.

If fewer than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus to or through underwriters, through dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if, and if required, any dealers or agents;
•	the purchase price of the securities and the proceeds we will receive from the sale;
•	any underwriting discounts and other items constituting underwriters’ compensation;
•	any discounts or concessions allowed or re-allowed or paid to dealers; and
•	any securities exchange or market on which the securities may be listed or traded.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to such prevailing market prices; or
•	negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities, if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly for the purpose of resale or distribution, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the Class A common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act. No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 5110, in connection with the offering of the securities.

We may provide agents, underwriters and other purchasers with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or other purchasers may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

To facilitate the public offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Unless otherwise specified in the applicable prospectus supplement, any Class A common stock sold pursuant to a prospectus supplement will be eligible for trading on the Nasdaq Capital Market. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In order to comply with the securities laws of some states, if applicable, the securities offered pursuant to this prospectus will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Loeb & Loeb LLP, New York, New York. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The balance sheets of BioVie Inc. as of June 30, 2020 and 2019 and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years then ended have been audited by EisnerAmper LLP, independent registered public accounting firm as stated in their report, which is incorporated herein by reference which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as expert in accounting and auditing.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus and any subsequent prospectus supplements do not contain all of the information in the Registration Statement. We have omitted from this prospectus some parts of the Registration Statement as permitted by the rules and regulations of the SEC. Statements in this prospectus concerning any document we have filed as an exhibit to the Registration Statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified in their entirety by reference to these filings. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information that we file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov. In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnished them to the SEC. Our Internet site can be found at http:www.BioVie.com. Our website is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

We have elected to incorporate certain information by reference into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to other documents we have filed or will file with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any statements in the prospectus or any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2020;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020;
•	our Current Report on Form 8-K filed with the SEC on September 23, 2020; and
•	the description of the our Class A common stock set forth in the Registration Statement on Form 8-A12B filed on August 25, 2020, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the initial filing of the registration statement and prior to effectiveness of the registration statement that contains this prospectus and prior to the termination of the offering (except in each case the information contained in such document to the extent “furnish” and not “filed”), shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

2,500,000 Shares
Common Stock

PROSPECTUS SUPPLEMENT

ThinkEquity

a division of Fordham Financial Management, Inc.

August 8, 2021